Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@columbiamanagement.com
TRI-CONTINENTAL CORPORATION
HOLDS ADJOURNED 81st ANNUAL MEETING OF STOCKHOLDERS
BOSTON, MA, May 3, 2011 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 81st Annual Meeting of Stockholders (the “Meeting”) in Boston, Massachusetts (adjourned from April 14th in Minneapolis, MN). Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors on each of the three proposals at the Meeting.
Stockholders re-elected three Directors at the Meeting. The re-elected Directors are Mses. Patricia M. Flynn and Catherine James Paglia and Mr. Stephen R. Lewis, Jr. The re-elected Directors’ terms will expire at the Corporation’s 2014 annual meeting of stockholders. Stockholders ratified the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2011. Stockholders also approved a proposal to change the Corporation’s fundamental investment policy relating to securities lending.
Important Disclosures:
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.
Tri-Continental is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.
You should consider the investment objective, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objective, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. (formerly RiverSource Service Corporation) at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation.
There is no guarantee that the Corporation’s investment objective will be met, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK
GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY
FEDERAL GOVERNMENT
AGENCY